                                                                    EXHIBIT 12.3

                                 VIDEOTRON LTEE
            COMPUTATION OF RATIO OF EBITDA TO CASH INTEREST EXPENSE
   (DOLLARS IN MILLION, EXCEPT FOR RATIO OF EBITDA TO CASH INTEREST EXPENSE)

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                                 YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                              ------------------------------   -------------------
                                                                2001       2002       2003       2003       2004
                                                              --------   --------   --------   --------   --------
CANADIAN GAAP
EBITDA(1)...................................................   $168.2     $210.4     $277.7     $202.8     $339.0
Cash interest expense(2)....................................   $ 85.5     $ 76.4     $ 65.1     $ 49.1     $ 44.1
                                                               ------     ------     ------     ------     ------
Ratio of EBITDA to cash interest expense....................      2.0        2.8        4.3        4.1        7.7
                                                               ------     ------     ------     ------     ------

------------

(1) As defined and calculated in note 7 to "Selected Consolidated Financial and Operating Data."

(2) As defined and calculated in note 9 to "Selected Consolidated Financial and Operating Data."